Exhibit 99.1
Capri Holdings Completes Sale of Versace

London — December 2, 2025 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced that it has completed the previously announced sale of Versace to Prada S.p.A. (HKSE:1913) for $1.375 billion in cash subject to certain adjustments.

John D. Idol, the Company's Chairman and Chief Executive Officer, said, "With the successful completion of the sale of Versace, we plan to use the proceeds to repay the majority of our debt, which will substantially strengthen our balance sheet. As a result, this transaction will significantly reduce our leverage ratio and provide greater financial flexibility to both invest in our growth as well as return capital to shareholders in the future. We remain focused on executing our strategic initiatives across Michael Kors and Jimmy Choo to maximize the potential of our iconic brands. Looking ahead, we believe we are on track to stabilize our business this year while establishing a solid foundation for a return to growth in fiscal 2027."

Mr. Idol concluded, "I would like to express my gratitude to the entire Versace team for their dedication and contributions. In particular I would like to recognize Donatella Versace, Dario Vitale and Emmanuel Gintzburger for their outstanding leadership and commitment to the brand's evolution. I wish the Versace team continued success in the future, and believe Prada is the ideal partner to guide this celebrated luxury house into its next era of growth."

About Capri Holdings Limited
Capri Holdings is a global fashion luxury group consisting of iconic brands Michael Kors and Jimmy Choo. Our commitment to glamorous style and craftsmanship is at the heart of each of our luxury brands. We have built our reputation on designing exceptional, innovative products that cover the full spectrum of fashion luxury categories. Our strength lies in the unique DNA and heritage of each of our brands, the diversity and passion of our people and our dedication to the clients and communities we serve. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.

Forward-Looking Statements
This press release contains statements which are, or may be deemed to be, “forward-looking statements.” Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included herein, may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “plans”, “believes”, “expects”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “might” or similar words or phrases, are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements. These risks, uncertainties and other factors are outlined in Capri's disclosure filings and materials, which you can find on http://www.capriholdings.com, such as its Form 10-K, Form 10-Q and Form 8-K reports that have been filed with the U.S. Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. Any forward-looking statement in this press release speaks only as of the date made and Capri disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

CONTACTS:
Investor Relations:
Jennifer Davis
+1 (201) 514-8234
Jennifer.Davis@CapriHoldings.com
Media:
Press@CapriHoldings.com